Exhibit 99.1

Burlington Stores, Inc. Reports Third Quarter 2024 Earnings

•
Total sales growth of 11% on top of 12% last year
•
Comparable store sales growth of 1% on top of 6% last year
•
Net income was $91 million, and diluted EPS was $1.40
•
Excluding certain expenses associated with acquired BBBY leases:
o
Adjusted EBIT margin increased 80 basis points
o
Adjusted EPS increased 41% to $1.55
o
Adjusted EPS guidance for FY24 raised to $7.76-$7.96

BURLINGTON, New Jersey; November 26, 2024 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the third quarter ended November 2, 2024.

Michael O’Sullivan, CEO, stated, “Our third quarter comp trend started out very strongly, but then warmer temperatures from mid-September onwards slowed our sales momentum. Cold Weather categories represent about 15% of sales in the third quarter. Excluding these categories, our comp growth in the third quarter was 4%, which is consistent with the trend that we have seen in our business since March. We are very encouraged by this underlying comp sales trend.”

Mr. O’Sullivan continued, “I was very pleased with how well our teams reacted to the change in weather. We proactively controlled liquidity and receipts, especially of Cold Weather merchandise, and drove strong margin improvement and earnings growth in the third quarter, with an Adjusted EBIT Margin increase of 80 basis points, and Adjusted EPS growth of 41%. These increases were driven by higher Gross Margin and leverage on Supply Chain expenses.”

Mr. O’Sullivan concluded, “The agility with which we operated during the quarter has left us in a strong inventory position, which has us well poised for the holiday season. To this end, November is off to a good start, and we are optimistic about our prospects for the fourth quarter. But with the key selling weeks still ahead of us, we are planning our business cautiously and maintaining our comparable store sales guidance of 0% to 2% for the quarter. We are ready to chase if the trend is stronger.”

Fiscal 2024 Third Quarter Operating Results (for the 13-week period ended November 2, 2024, compared with the 13-week period ended October 28, 2023)

•
Total sales increased 11% compared to the third quarter of Fiscal 2023 to $2,526 million, while comparable store sales increased 1% compared to the third quarter of Fiscal 2023.

•
Gross margin rate as a percentage of net sales was 43.9% vs. 43.2% for the third quarter of Fiscal 2023, an increase of 70 basis points. Merchandise margin expanded by 50 basis points, primarily driven by lower markdowns and higher markup, while freight expense improved 20 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $210 million vs. $200 million in the third quarter of Fiscal 2023, decreasing 50 basis points as a percentage of net sales. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 35.4% as a percentage of net sales vs. 36.2% in the third quarter of Fiscal 2023, improving by 80 basis points. Adjusted SG&A was 26.9% as a percentage of net sales vs. 27.3% in the third quarter of Fiscal 2023, a decrease of 40 basis points.
•
The effective tax rate was 23.2% vs. 27.4% in the third quarter of Fiscal 2023. The Adjusted Effective Tax Rate was 23.5% vs. 25.0% in the third quarter of Fiscal 2023.
•
Net income was $91 million, or $1.40 per share vs. $49 million, or $0.75 per share for the third quarter of Fiscal 2023. Adjusted Net Income was $100 million, or $1.55 per share, vs. $71 million, or $1.10 per share excluding $7 million, net of tax, of expenses associated with the acquisition of Bed Bath & Beyond leases for the third quarter of Fiscal 2023.
•
Diluted weighted average shares outstanding amounted to 64.6 million during the quarter compared with 64.8 million during the third quarter of Fiscal 2023.
•
Adjusted EBITDA was $229 million vs. $185 million, excluding $10 million of expenses associated with the acquisition of Bed Bath & Beyond leases in the third quarter of Fiscal 2023, an increase of 100 basis points as a percentage of sales. Adjusted EBIT was $141 million vs. $109 million, excluding $10 million of expenses associated with the acquisition of Bed Bath & Beyond leases in the third quarter of Fiscal 2023, an increase of 80 basis points as a percentage of sales.

First Nine Months of Fiscal 2024 Results

•
Total sales increased 11% compared to the first nine months of Fiscal 2023. Net income increased 116% compared to the same period in Fiscal 2023 to $243 million, or $3.77 per share vs. $1.73 per share in the prior period. Adjusted EBIT, excluding $9 million and $12 million, respectively, of expenses associated with the acquisition of Bed Bath & Beyond leases, was $395 million vs. $266 million in the first nine months of Fiscal 2023, an increase of 130 basis points as a percentage of sales. Adjusted Net Income, excluding $7 million and $9 million, respectively, of expenses, net of tax, associated with the acquisition of Bed Bath & Beyond leases, was $271 million, or $4.21 per share, vs. $167 million, or $2.57 per share for the first nine months of Fiscal 2023.

Inventory

•
Merchandise inventories were $1,441 million vs. $1,329 million at the end of the third quarter of Fiscal 2023, an 8% increase, while comparable store inventories decreased 2% compared to the third quarter of Fiscal 2023. Reserve inventory was 32% of total inventory at the end of the third quarter of Fiscal 2024 compared to 30% at the end of the third quarter of Fiscal 2023. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the third quarter of Fiscal 2024 with $1,705 million in liquidity, comprised of $858 million in unrestricted cash and $847 million in availability on its ABL facility.
•
During the third quarter, the Company increased its Term Loan facility to $1,250 million, reduced the applicable interest rate margin on SOFR loans by 36 basis points, and extended the maturity date of the facility to September 2031.
•
The Company ended the third quarter with $1,714 million in outstanding total debt, including $1,242 million on its Term Loan facility, $453 million in Convertible Notes, and no borrowings on its ABL facility.

Common Stock Repurchases

•
During the third quarter of Fiscal 2024 the Company repurchased 213,372 shares of its common stock under its share repurchase program for $56 million. As of the end of the third quarter of Fiscal 2024, the Company had $325 million remaining on its current share repurchase program authorization.

Outlook

For the full Fiscal Year 2024 (the 52-weeks ending February 1, 2025), the Company now expects:

•
Total sales to increase in the range of 9% to 10% on top of the 10% increase for the 52-weeks ended January 27, 2024; this assumes comparable store sales will increase approximately 2%, on top of the 4% increase for the 52-weeks ended January 27, 2024;
•
Capital expenditures, net of landlord allowances, to be approximately $750 million;
•
To open 101 net new stores;
•
Depreciation and amortization to be approximately $350 million;
•
Adjusted EBIT margin to increase in the range of 60 to 70 basis points versus the 52 weeks ended January 27, 2024; this Adjusted EBIT margin increase excludes $9 million of expenses related to the acquired Bed Bath & Beyond leases in Fiscal 2024 versus $18 million incurred in Fiscal 2023;
•
Net interest expense to be approximately $40 million;
•
The Adjusted Effective Tax Rate of approximately 26%; and
•
Adjusted EPS in the range of $7.76 to $7.96, which excludes $0.11, net of tax, of expenses associated with the acquired Bed Bath & Beyond leases. This assumes a fully diluted share count of approximately 65 million shares.

For the fourth quarter of Fiscal 2024 (the 13 weeks ending February 1, 2025), the Company expects:

•
Total sales to increase in the range of 5% to 7%; this assumes comparable store sales will increase in the range of 0% to 2% versus the fourth quarter of Fiscal 2023;
•
Adjusted EBIT margin to decrease 50 to 80 basis points versus the fourth quarter of Fiscal 2023;
•
An effective tax rate of approximately 26%; and

•
Adjusted EPS in the range of $3.55 to $3.75, as compared to $3.69 in Adjusted EPS last year; prior year period excludes $4 million, net of tax, of expenses related to the acquired Bed Bath & Beyond leases.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted EBIT Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Third Quarter 2024 Conference Call

The Company will hold a conference call on November 26, 2024, at 8:30 a.m. ET to discuss the Company’s third quarter results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 4718197) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on November 26, 2024 beginning at 11:30 a.m. ET through December 2, 2024 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 4718197.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2023 net sales of $9.7 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 1,103 stores as of the end of the third quarter of Fiscal 2024, in 46 states, Washington D.C. and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about the external environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; competitive factors, including the scale and potential consolidation of some of our competitors, rise of e-commerce spending, pricing and promotional activities of major competitors, and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; our ability to meet our environmental, social or governance (“ESG”) goals or otherwise expectations of our stakeholders with respect to ESG matters; extreme and/or unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; effects of public health crises, epidemics or pandemics; our ability to sustain our growth plans or successfully implement our long-range strategic plans; our ability to execute our opportunistic buying and inventory management process; our ability to optimize our existing stores or maintain favorable lease terms; the availability, selection and purchasing of attractive brand name merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in sufficient numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; disruption in our distribution network; our ability to protect our information systems against service interruption, misappropriation of data, breaches of security, or other cyber-related attacks; risks related to the methods of payment we accept; the success of our advertising and marketing programs in generating sufficient levels of customer traffic and awareness; damage to our corporate reputation or brand; impact of potential loss of executives or other key personnel; our ability to comply with existing and changing laws, rules, regulations and local codes; lack of or insufficient insurance coverage; issues with merchandise safety and shrinkage; our ability to comply with increasingly rigorous privacy and data security regulations; impact of legal and regulatory proceedings relating to us; use of social media by us or by third parties at our direction in violation of applicable laws and regulations; our ability to generate sufficient cash to fund our operations and service our debt obligations; our ability to comply with covenants in our debt agreements; the consequences of the possible conversion of our convertible notes; our reliance on dividends, distributions and other payments, advance and transfers of funds from our subsidiaries to meet our obligations; the volatility of our stock price; the impact of the anti-takeover provisions in our governing documents; impact of potential shareholder activism; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023
REVENUES:
Net sales	$2,526,174	$2,284,673	$7,344,685	$6,587,912
Other revenue	4,522	4,673	13,081	13,197
Total revenue	2,530,696	2,289,346	7,357,766	6,601,109
COSTS AND EXPENSES:
Cost of sales	1,418,143	1,297,805	4,156,989	3,795,661
Selling, general and administrative expenses	893,092	826,822	2,582,299	2,357,736
Costs related to debt amendments	4,553	—	4,553	97
Depreciation and amortization	87,470	76,087	256,094	219,749
Impairment charges - long-lived assets	3,044	814	11,254	6,367
Other income - net	(12,825)	(12,384)	(33,179)	(27,549)
Loss on extinguishment of debt	1,412	13,630	1,412	38,274
Interest expense	17,769	19,680	51,000	58,570
Total costs and expenses	2,412,658	2,222,454	7,030,422	6,448,905
Income before income tax expense	118,038	66,892	327,344	152,204
Income tax expense	27,441	18,341	84,473	40,013
Net income	$90,597	$48,551	$242,871	$112,191

Diluted net income per common share	$1.40	$0.75	$3.77	$1.73

Weighted average common shares - diluted	64,619	64,802	64,395	65,024

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	November 2,	February 3,	October 28,
	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$857,800	$925,359	$615,863
Accounts receivable—net	102,872	74,361	91,579
Merchandise inventories	1,440,695	1,087,841	1,329,129
Assets held for disposal	32,444	23,299	23,299
Prepaid and other current assets	256,609	216,164	154,962
Total current assets	2,690,420	2,327,024	2,214,832
Property and equipment—net	2,109,025	1,880,325	1,767,626
Operating lease assets	3,264,632	3,132,768	3,130,574
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	2,131	2,436	2,870
Other assets	91,588	79,223	92,734
Total assets	$8,442,860	$7,706,840	$7,493,700

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,101,920	$956,350	$939,658
Current operating lease liabilities	401,840	411,395	412,303
Other current liabilities	626,860	647,338	588,645
Current maturities of long term debt	170,823	13,703	13,970
Total current liabilities	2,301,443	2,028,786	1,954,576
Long term debt	1,542,712	1,394,942	1,397,618
Long term operating lease liabilities	3,124,116	2,984,794	2,982,549
Other liabilities	74,091	73,793	70,572
Deferred tax liabilities	254,011	227,593	237,909
Stockholders' equity	1,146,487	996,932	850,476
Total liabilities and stockholders' equity	$8,442,860	$7,706,840	$7,493,700

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	November 2,	October 28,
	2024	2023
OPERATING ACTIVITIES
Net income	$242,871	$112,191
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	256,094	219,749
Deferred income taxes	25,094	27,254
Loss on extinguishment of debt	1,412	38,274
Non-cash stock compensation expense	69,296	57,792
Non-cash lease expense	(4,891)	(4,068)
Cash received from landlord allowances	9,253	7,739
Changes in assets and liabilities:
Accounts receivable	(29,120)	(20,611)
Merchandise inventories	(352,854)	(147,146)
Accounts payable	163,738	(20,249)
Other current assets and liabilities	(63,009)	(6,074)
Long term assets and liabilities	376	1,113
Other operating activities	1,952	4,232
Net cash provided by operating activities	320,212	270,196
INVESTING ACTIVITIES
Cash paid for property and equipment	(527,065)	(304,442)
Lease acquisition costs	(9,306)	(20,481)
Net proceeds from sale of property and equipment and assets held for sale	485	13,639
Net cash used in investing activities	(535,886)	(311,284)
FINANCING ACTIVITIES
Proceeds from long term debt—Term Loan Facility	605,843	—
Principal payments on long term debt—Term Loan Facility	(299,472)	(7,211)
Proceeds from long term debt— 2027 Convertible Note	—	297,069
Principal payment on long term debt—2025 Convertible Notes	—	(386,519)
Purchase of treasury shares	(194,200)	(140,482)
Other financing activities	35,944	14,889
Net cash provided by (used in) financing activities	148,115	(222,254)
Decrease in cash and cash equivalents	(67,559)	(263,342)
Cash and cash equivalents at beginning of period	925,359	879,205
Cash and cash equivalents at end of period	$857,800	$615,863

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) loss on extinguishment of debt; (iii) costs related to debt amendments; (iv) impairment charges; (v) amounts related to certain litigation matters; and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) depreciation and amortization; (vii) net favorable lease costs; (viii) impairment charges; (ix) amounts related to certain litigation matters; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted EBIT Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) impairment charges; (vii) net favorable lease costs; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the tables below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023

Reconciliation of net income to Adjusted Net Income:
Net income	$90,597	$48,551	$242,871	$112,191
Net favorable lease costs (a)	2,851	3,788	8,959	11,830
Loss on extinguishment of debt (b)	1,412	13,630	1,412	38,274
Costs related to debt amendments (c)	4,553	—	4,553	97
Impairment charges - long-lived assets	3,044	814	11,254	6,367
Litigation matters (d)	600	—	2,525	1,500
Tax effect (e)	(3,162)	(2,955)	(7,379)	(12,561)
Adjusted Net Income	$99,895	$63,828	$264,195	$157,698
Diluted weighted average shares outstanding (f)	64,619	64,802	64,395	65,024
Adjusted Earnings per Share	$1.55	$0.98	$4.10	$2.43

The following table shows the Company’s reconciliation of net income to Adjusted EBIT and Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023

Reconciliation of net income to Adjusted EBIT and Adjusted EBITDA:
Net income	$90,597	$48,551	$242,871	$112,191
Interest expense	17,769	19,680	51,000	58,570
Interest income	(6,951)	(5,328)	(21,151)	(14,902)
Net favorable lease costs (a)	2,851	3,788	8,959	11,830
Loss on extinguishment of debt (b)	1,412	13,630	1,412	38,274
Costs related to debt amendments (c)	4,553	—	4,553	97
Impairment charges - long-lived assets	3,044	814	11,254	6,367
Litigation matters (d)	600	—	2,525	1,500
Income tax expense	27,441	18,341	84,473	40,013
Adjusted EBIT	141,316	99,476	385,896	253,940
Depreciation and amortization	87,470	76,087	256,094	219,749
Adjusted EBITDA	$228,786	$175,563	$641,990	$473,689

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023
Reconciliation of SG&A to Adjusted SG&A:
SG&A	$893,092	$826,822	$2,582,299	$2,357,736
Net favorable lease costs (a)	(2,851)	(3,788)	(8,959)	(11,830)
Product sourcing costs	(209,646)	(200,299)	(584,661)	(570,092)
Litigation matters (d)	(600)	—	(2,525)	(1,500)
Adjusted SG&A	$679,995	$622,735	$1,986,154	$1,774,314

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Nine Months Ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023
Effective tax rate on a GAAP basis	23.2%	27.4%	25.8%	26.3%
Adjustments to arrive at Adjusted Effective Tax Rate (g)	0.3	(2.4)	-	(1.3)
Adjusted Effective Tax Rate	23.5%	25.0%	25.8%	25.0%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(in thousands, except per share data)
	Three Months Ended	Fiscal Year Ended
	February 3, 2024	February 3, 2024
	(14 Weeks)	(53 Weeks)
Reconciliation of net income to Adjusted Net Income:
Net income	$227,458	$339,649
Net favorable lease costs (a)	3,434	15,263
Loss on extinguishment of debt (b)	—	38,274
Costs related to debt amendments (c)	—	97
Impairment charges	—	6,367
Litigation matters (d)	—	1,500
Tax effect (e)	4,790	(7,770)
Adjusted Net Income	$235,682	$393,380
Diluted weighted average shares outstanding (f)	64,425	64,917
Adjusted Earnings per Share	$3.66	$6.06

(a) Net favorable lease costs represent the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Fiscal 2024 amount relates to the partial write-off of the original issue discount and deferred debt costs related to the extension and upsize of the Term Loan Credit Agreement in the third quarter of Fiscal 2024. Fiscal 2023 amount relates to the partial repurchases of the 2025 Convertible Notes.

(c) Fiscal 2024 amount relates to the extension and upsizing of the Term Loan Credit Agreement in the third quarter of Fiscal 2024. Fiscal 2023 amount relates to the Term Loan Credit Agreement amendment in the second quarter of Fiscal 2023 changing from Adjusted LIBOR Rate to the Adjusted Term SOFR Rate.

(d) Represents amounts charged for certain litigation matters.

(e) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (d).

(f) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(g) Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.